For Immediate Release

Ameritrans Capital Corporation

For more information Contact:

Michael Feinsod

(212) 355-2449

Ameritrans Capital Corporation Subsidiary Receives Commitment for SBA Guaranteed Debentures

New York, NY, October 26, 2009 –Ameritrans Capital Corporation (Nasdaq: AMTC, AMTCP) announced today that its wholly owned subsidiary, Elk Associates Funding Corporation, a licensed Small Business Investment Company, received written approval from the Small Business Administration that it had been granted a commitment for $9,175,000 in Small Business Administration long term guaranteed debentures.

According to Ameritrans CEO and President Michael Feinsod, “Our ability to successfully access this source of capital is a strong advantage in current markets and an affirmation of SBA’s confidence in our business model, skills and ability to fund small and middle-market businesses.  This commitment will allow the Company to expand its investment portfolio more than 33% in terms of our assets.  We look forward to this opportunity for growth.”

Mr. Feinsod added, “These debentures have a ten year term and a fixed interest rate to be set at the time of pooling.  These debentures are in addition to the existing $12 million of debentures that Elk Associates Funding Corporation currently has outstanding.  Based upon current SBA guidelines, Elk may in the future, and under certain conditions, apply for approximately $10.5 million in additional SBA guaranteed debentures.   With currently low interest rates in the US Treasury market, any new ten year debentures sold to the SBA will represent an attractive source of long-term financing.”

ABOUT AMERITRANS CAPITAL CORPORATION

Ameritrans Capital Corporation is an internally managed, closed-end investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended. Ameritrans originates structures and manages a portfolio of secured business loans and selected equity investments. Ameritrans' wholly owned subsidiary Elk Associates Funding Corporation is licensed by the United States Small Business Administration as a Small Business Investment Company (SBIC). The Company maintains its offices at 747 Third Avenue, 4th Floor, New York, NY 10017.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ameritrans Capital Corporation undertakes no duty to update any forward-looking statements made herein.

AVAILABLE INFORMATION

Ameritrans Capital Corporation's filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.ameritranscapital.com.